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                    [LINDQUIST & VENNUM P.L.L.P. LETTERHEAD]


                                                                 Exhibit 5.1


                                   December 1, 1998



Sheldahl,Inc.
1150 Sheldahl Road
Northfield, MN 55057

     Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-3 filed by Sheldahl, Inc. (the "Company") with the Securities and Exchange Commission, relating to a public offering of up to 6,484,544 shares of Common Stock, $.25 par value ("Common Stock"), to be offered and sold by certain Selling Shareholders (as defined therein), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.


     2. The shares of Common Stock being offered by the Selling Shareholders are duly authorized and, when issued to the Selling Shareholders and paid for as contemplated by the Purchase Agreement and the Warrants, as applicable, included in the Registration Statement as Exhibits 4.9 and 4.11, respectively, will be legally and validly issued, fully paid and nonassessable.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Lindquist & Vennum PLLP
                                       ---------------------------
                                       LINDQUIST & VENNUM P.L.L.P.